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                         METROPOLITAN SERIES FUND, INC.

                      PLAN PURSUANT TO RULE 18f-3 UNDER THE
                         INVESTMENT COMPANY ACT OF 1940

     This Plan (the "Plan") is adopted by the Metropolitan Series Fund, Inc. (the "Corporation") pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the "Act"), and sets forth the general characteristics of, and the general conditions under which the Corporation may offer, multiple classes of shares of its now existing and hereafter created series. This Plan is intended to allow the Corporation to offer multiple classes of shares in a manner permitted by Rule 18f-3 under the Act (the "Rule"), subject to the requirements and conditions imposed by the Rule. This Plan may be revised or amended from time to time as provided below.

CLASS DESIGNATIONS

     Each of the Corporation's constituent series (each, a "Portfolio") may from time to time issue one or more of the following classes of shares: Class A shares, Class B shares, Class D, Class E and Class F shares. Each of the five classes of shares will represent interests in the same portfolio of investments of the Portfolio and, except as described herein, shall have the same rights and obligations as each other class. Each class shall be subject to any investment minimums and other conditions of eligibility as may be set forth in the Corporation's prospectus or statement of additional information as from time to time in effect (the "Prospectus").

CLASS CHARACTERISTICS

     Class A shares are offered at a public offering price that is equal to their net asset value ("NAV") without an initial sales charge or a contingent deferred sales charge ("CDSC").

     Class B shares are offered at their NAV, without an initial sales charge or a CDSC, but may be subject to a fee imposed in accordance with Rule 12b-1 under the Act ("Rule 12b-1 fees"), as described in the Prospectus.

     Class D shares are offered at their NAV, without an initial sales charge or a CDSC, but may be subject to Rule 12b-1 fees, as described in the Prospectus.

     Class E shares are offered at their NAV, without an initial sales charge or a CDSC, but may be subject to Rule 12b-1 fees, as described in the Prospectus.

     Class F shares are offered at their NAV, without an initial sales charge or a CDSC, but may be subject to Rule 12b-1 fees, as described in the Prospectus.

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ALLOCATIONS TO EACH CLASS

     EXPENSE ALLOCATIONS

     Rule 12b-1 fees payable by a Portfolio to one or more of the distributors of the Corporation's Class B shares, Class D, Class E or Class F shares, and such other expenses, that the Directors may in the future amend this Plan to provide (collectively, "Class Expenses"), shall be allocated, to the extent practicable, on a class-by-class basis, subject to the approval of each "Distribution Plan" pursuant to which Rule12b-1 fees are paid by a majority of the Corporation's Board of Directors, including a majority of the Independent Directors (as defined in each Distribution Plan).1 Notwithstanding the previous sentence, no amount shall be considered a Class Expense to the extent that (1) it includes investment management fees, investment advisory fees, custodial fees or other expenses relating to the management of the Corporation's assets, or (2) such expenses are not actually incurred in a different amount, or to a different degree, or are not of a different kind, with respect to one or more classes.

     All expenses of a Portfolio that are not herein designated as Class Expenses will be allocated to each class thereof on the basis of the net asset value of that class in relation to the net asset value of the Portfolio ("Portfolio Expenses").

     However, notwithstanding the above, the Corporation may allocate all of the Portfolio's Expenses on the basis of the relative net assets attributable to settled shares of each class of that Portfolio's shares if the Portfolio is a "Daily Dividend Fund", as permitted by Rule 18f-3(c)(1)(iii) under the Act.

     WAIVERS AND REIMBURSEMENTS

     The investment adviser or distributor(s) may choose to waive or reimburse Rule 12b-1 fees or any Class Expenses on a voluntary basis. Such waiver or reimbursement may be applicable to one or more of the Portfolios or classes thereof of the classes and may be in different amounts for one or more Portfolios or classes thereof.

     INCOME, GAINS AND LOSSES

     Income and realized and unrealized capital gains and losses shall be allocated to each class on the basis of the net asset value of that class in relation to the net asset value of the Portfolio.

     However, the Portfolio shall allocate income and realized and unrealized capital gains and losses to each share based on relative net assets attributable to settled shares of each class, as permitted by Rule 18f-3 (a)(1)(iii) under the Act, if the Portfolio uses that method for allocating Fund expenses.

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1  As of the date of this Plan, the Corporation has adopted distribution plans pursuant to Rule 12b-1 under the Act for the Class B, Class D, Class E and Class F shares (each, a "Distribution Plan").

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     CONVERSION AND EXCHANGE

     Any class of shares may automatically convert into another class in accordance with its terms and subject to the terms and conditions of Rule 18f-3 that apply to such conversions.

EXCHANGE FEATURES

     Shares of each class generally will be permitted to be exchanged for shares of any class in another Portfolio, subject, however, to the terms and conditions of any sales agreements pursuant to which those shares are issued.

DIVIDENDS

     Dividends and any other distributions paid by the Corporation with respect to Class A shares, Class B shares, Class D shares, Class E shares and Class F shares of any Portfolio, to the extent any dividends are paid, will be allocated as between those classes on the same basis as that Portfolio's Portfolio Expenses are allocated.

VOTING RIGHTS

     Each share of each Portfolio entitles the shareholder of record to one vote. Each class of shares of the Portfolio will, in accordance with its terms, vote separately as a class on any action that Rule 12b-1 requires to be taken with respect to any Distribution Plan that effects that class; any matter submitted to shareholders that relates solely to that class's arrangement under this Plan; any matter submitted to shareholders in which the interests of one class differ from the interests of any other class; and any other matters for which class voting is required under applicable law.

RESPONSIBILITY OF THE DIRECTORS

     On an ongoing basis, the Directors will monitor the Corporation and each Portfolio for the existence of any material conflicts among the interests of the respective classes of shares. The Directors shall further monitor on an ongoing basis the use of waivers or reimbursement by the investment advisor and the distributor(s) of expenses to guard against cross-subsidization between classes. The Directors, including a majority of the Independent Directors, shall take such action as is reasonably necessary to eliminate any such conflict that may develop. If a conflict arises, the investment adviser and the distributor(s) at their own cost, will remedy such conflict up to and including establishing one or more new registered management investment companies.

REPORTS TO THE DIRECTORS

     The investment adviser and the distributor(s) will be responsible for reporting any potential or existing conflicts between the respective classes of shares to the Directors. In addition, the Directors will receive quarterly and annual statements concerning expenditures complying with paragraph (b)(3)(ii) of Rule 12b-1. In the statements, only expenditures properly attributable to the direct or indirect sale or servicing of a particular class of shares shall be used to

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justify any distribution fee charged to that class. The statements, including the allocations upon which they are based, will be subject to the review of the Independent Directors in the exercise of their fiduciary duties.

AMENDMENTS

     The Plan may be amended from time to time in accordance with the provisions and Requirements of Rule 18f-3 under the Act.

HISTORY.
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     Adopted November 2, 2000.
     Amended May 1, 2001 to add Class E shares.
     Amended December 13, 2005 to add Class D and Class F shares.

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